Contact: William Schmitt, QMed, Inc. – 732-544-5544 x1112

QMed, Inc. Substantially Reduces Employee Base

Eatontown, New Jersey, November 6, 2007 – QMed, Inc., (NASDAQ Symbol: QMED) today announced that the Company has determined to significantly reduce its work force in connection with the programs or areas which are being eliminated or reduced, in light of QMed not obtaining additional capital. The Company is reducing its operating structure, as it seeks to maximize the value of the remaining businesses and assets. Accordingly, the Company employee base has been reduced from over 90 to approximately 30.

Jane Murray, president and CEO, stated, “It is with great sadness that QMed has had to take this action.”

About QMed, Inc.

QMed provides evidence-based clinical information management systems around the country to its health plan customers. The system incorporates Disease Management services to patients and decision support to physicians. The Company’s QMedCare subsidiary specializes in serving high-risk populations of Medicare beneficiaries. The Company also operates a Medicare Demonstration to test the feasibility of reimbursing its care coordinated DM services in the vast Medicare fee-for-service program. More information on QMed, Inc. can be obtained at www.qmedinc.com, by calling (732) 544-5544 or by emailing investor@qmedinc.com.

Except for historical information contained herein, matters discussed in this news release are forward-looking statements that involve risks and uncertainties. They include but are not limited to those relating to the timely implementation of programs, the impact of competitive product introductions, acceptance and pricing, and those risks detailed in the Company’s filings with the Securities and Exchange Commission (SEC). Actual results may differ materially from any forward-looking statements due to these risks and uncertainties.

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